ARTICLES OF ASSOCIATION

Title I - Legal name, object, term and legal address.

Article 1.- Hereby a Limited Liability Company is incorporated according to this
Articles of Association and the Company Act and any other applicable regulation, which legal name is "TRACTAMENTS DE JUNEDA, SOCIEDAD ANONIMA".

Article 2.- Company's object is: Promotion, build, management and operation of a efficient "purines" treatment plant at Juneda.

Article 3.-  Company's  object  could be  developed  by the  Company,  direct or indirectly,  even by means of  shareholding in other companies with identical or similar company's object.

Article 4.- Company is  incorporated  for unlimited  term. But the  Shareholders
Meeting, complying the legal and conventional requirements,  is able to agree in any time its  dissolution  and  liquidation,  and also  its  merger  with  other companies or split in other company or companies.

Article 5.- The Company will initiate its activities the day of execution of the
Deed of incorporation.

Article  6.-  Company's  legal  address  is at  Juneda  (Lleida),  C/ Major  13.
Company's  Board of Directors  will be able to move the legal address within the same municipal district,  as well as the incorporation or removal of branches or agencies in Spain or abroad that the  development  of  Company's  operation  may require or may be convenient.

TITLE II - Share capital and shares.

Article 7.- Share capital is fixed in the sum of TEN MILLION PESETAS (10.000.000
Ptas.), divided and represented by ten thousand ordinary shares,  registered, of a sole range, of a nominal value of thousand pesetas each of them, numbered from one to ten thousand, both inclusive.

Shares are fully subscribed and paid up to 35% of its nominal value. The payment of capital  call will be done in one or  several  payments,  in cash,  in a five years  maximum  term,  in way and  moment  agreed  by the  Board  of  Directors, according to legal regulation.

Article 8.- Shares will be represented by titles, unit or multiple,.  Each share title will include the mentions  required as a minimum  under Law, and specially the restrictions to its transfer settled in this Articles.

Article 9.- Each shares  confers to its legal  owner the  shareholder  condition which means full and total  assumption of this Articles and the legal agreements of its  management  company's  bodies,  as well as the  exercise  of the  rights inherent to its condition, according to this Article and the Law.

Article 10.- Any inter vivos share transfer for value in favour of third parties will require the following:

A shareholder with intention to transfer all or any of its shares, should inform in writing to the Board of Directors, setting its numeration, price, third party identification and any other transfer conditions.  The Board of Directors should give notice of the intention of transfer to the other shareholders in eight days time.

In twenty labour days time after  notification  to the other  shareholders,  the shareholders  would be able to opt for the acquisition of the shares,  and being more than one the shares will be  distributed  between them in proportion of its participation  in share capital,  giving in its case the surplus of the division to the  shareholder  chosed by lot. After that term, the Company could opt, in a new twenty calendar days term, between allowing the transfer or acquiring to the shares itself in legal form.

Once that term is finished without neither shareholder nor the company exercises the preferential acquisition right, the shareholder will be able to transfer the shares as  previously  reported and in two months term after  finishing the said term.

The  transfer  in favour of  husband or wife,  ascendant  or  descendant  of the shareholder will have no restriction.

The same preferential  acquisition right will be applied in case of mortis causa transfer  or in case of  lucrative  transfer.  The terms  settled  above will be applied  to  transmissions  per  value,  beginning  at the  moment  the Board of
Directors  is notified  of the death or  lucrative  transfer or if  acknowledges them.  Regulation  settled  on  article  64 of the Act will be  applied in those cases.

Article 11.- Identical  system will apply when  acquisition of shares take place
as  a  consequence  of  judicial,  non  judicial  or  administrative   execution
proceedings. Term computation begin the moment the adjudicatee informs about the acquisition  to the  Board of  Directors,  being  the  price  in any case  fixed according to article 64 of the Act.

Article 12.- The shares will  registered in the Company's  Register  Book,  duly authenticate by the Mercantile Registry. In said Company's Register Book will be registered the consecutive share transfers,  including name, surname legal name, in its case,  nationality and address of the consecutive  owners, as well as the real rights and any other encumbrances duly granted.

Company will only  recognized as shareholder  those  registered in the Company's
Register Book.

Any shareholder will have the right to examine the Company's Register Book.

The Company could only correct those registrations reputed false or inexact when interested  parties  have been  notified  of that  intention  and those have not informed of its  opposition in thirty days time since the said  notification  is made.

Article 13.- Shares are  indivisible.  Share  co-owners are jointly  responsible before the  Company for all the  obligations  as  shareholders,  and they should appoint a representative to exercise in their behalf the shareholder rights. The same rule will apply to other cases of co-ownership of share rights.

Article 14.- In share  usufruct  cases the remainder  man will have  shareholder condition,  but the usufructuary  will have right to the dividends agreed by the
Company while the usufruct. Any other relations between the usufructuary and the remainder man and any other  usufructuary  previsions will comply the previsions settled in the Usufruct Deed,  with  notification to the Company in order to its registration in the Company's  Register Book. In its absence  Company's Act will rule the usufruct, and in its absence by the applicable Civil Law.

Article 15.- In shares pledge or seizure case, Company Act will applied.

TITLE III - Companies bodies.

Article  16.-  General  Meeting  of  Shareholders  and  Board of  Directors  are
Company's bodies.

Without prejudice of any other appointments the General Meeting of Shareholders, by statutory virtue or legal prevision, could be made.

General Meeting of Shareholders.

Article  17.-  Shareholders,  in  General  Meeting  duly  called,  will agree by majority in the matters competence of the General Meeting. All the shareholders, even  though  the  dissenting  and  the  absentees,  have  to act  according  to
Shareholders  General  Meeting  agreements,  with  separation  and defence right exception.

Article 18.-  Shareholders  General Meeting could be ordinary or  extraordinary, and called by Directors.  Ordinary  Shareholders  Meetings is compulsory meet in each year first six months, to approve Company's  management,  and, in its case, annual  accounts  of the year  before  and  profit  distribution.  Extraordinary
Shareholders  Meetings  would take place when any even make them  necessary  and with no ordinary character.

Article 19.- Shareholders General Meeting,  ordinary or extraordinary,  would be legally incorporated, in first call, when shareholders,  present or represented, with at least  seventy per cent of capital  shares with right to vote. In second call,  Shareholders  General Meeting would be legally  incorporated  without any requirement on capital presence.

Article   20.-  Issue  of   debentures,   increase  or   reduction  of  capital,
transformation,  merger or split of the  Company  or any other  modification  on
Articles of  Association,  needs,  in first call,  Shareholders  General Meeting eighty six per cent capital shares with right to vote assistance. In second call
Shareholders  General  Meeting twenty five per cent capital shares with right to vote assistance is required.

If  shareholders  with at least eighty six per cent capital shares with right to vote  attend  the  meeting,  company  agreement  would  only  be  approved  with favourable  vote  of two  thirds  capital  shares,  present  or  represented  on
Shareholders General Meeting.

Article  21.- Notice of  Shareholder  General  Meeting  should be  published  on
Mercantile Registry Official Bulletin and in one of wider distributed  newspaper in the province,  with at least fifteen days before the calling date with merger and split  exceptions in which case  publication  of the calling should be taken place with at least a month.

The  announcement  will  express the meeting date in first call and order of the day. It could be also fixed  second call meeting with at least twenty four hours time  from  first  call  date.  In  every  single  case  it is  to be  mentioned shareholder's  right to  obtain,  immediately  and  free,  the  documents  to be approved at the meeting and in its case audit report.

Anyway,   Shareholders   General  Meeting  would  be  legally  called  and  duly
incorporated  to decide on any kind of mater,  if all the capital shares concurs and shareholders decide to meet on a Shareholders General Meeting.

Article 22.- Shareholders registered in Registry Shares Book with five days, and owners of share with its acquisition  public deed  accreditation from the person registered  in Registry  Shares Book.  With the latter  accreditation  Directors would effect registration in Registry Shares Book.

Article 23.- Any shareholder with right to attend  Shareholders  General Meeting would have right to be  represented on that meeting.  Representation  would have its effects if written and with special character for every single  Shareholders
General Meeting, as legally stated.

Written  representation  would not be necessary if representative is husband and wife, ascendant or descendant nor if general power of representation public deed faculties general administration of the shareholder in Spain.

Representation is revocable. Personal attendance would have revocation effects.

Article 24.- Directors would be able to call Extraordinary  Shareholders General
Meeting when necessary based on Company's interests.  They should issue the call when five per cent of the  shareholders,  with indication of matters to discuss, apply for it. In the latter,  Shareholders  General Meeting should take place in the following  thirty days computed from notary  requirement to Directors,  with mention of the order of the day as settled in shareholders application.

Article  25.-  Board  of  Directors   Chairman  and   Secretary   would  develop
Shareholders  General Meeting Chairman and Secretary  functions.  If they do not attend Shareholders  General Meeting,  shareholders at the meeting would appoint other persons to develop Chairman and Secretary functions.

Article 26.-  Shareholders  General  Meeting  agreements  would be approved with majority although any other provision settled in this Articles or when qualified majority is legally ruled. Each share gives right to a vote.

Article 27.-  Shareholders  General  Meeting  Minute  would be duly  approved by
Shareholders  General  Meeting  immediately  after the meeting and in absence of that, in fifteen days time by Chairman and two  shareholders,  one  representing majority and the other one on minority representation.

Shareholders  General  Meeting  Minute  duly  approved  as  aforesaid,  would be enforceable from its approval date.

Entitled  personas would issue Minute  certifications  and they would enter them into  public deed in  accordance  with this  Articles  and  Mercantile  Registry
Regulations.

ADMINISTRATION OF THE COMPANY

Article 28.- Board of Directors as a body, represents the Company in and outside court.  Execution of Board of Directors agreements will be director or directors designed by the Board  function in the event no special  designation to Chairman of the Board or to an agent is made with  faculties  to  execute  and to convert into a public deed company agreements.

Administration  Body  will be  able  to do and  develop  anything  related  with
Company's object, with wide faculties to contract, to carry out any kind of acts
and   negotiations,   mandatory   or   devices,   due  to   ordinary   Company's
administration.

Article 29.- Shareholder condition is not a requirement to Director's condition.
Shareholders  General  Meeting would appoint  Directors for a five years period, with  unlimited  re-election  for  identical  periods of time.  Persons with any incapacities or incompatibilities, specially those mentioned in Act 12/1995, May
11th, would not be able to have Director's condition.

Article 30.- Board of Director  will be of three  members as minimum and fifteen members as maximum.  If vacancies during the appointed period Board of Directors would be able to  appoint,  between  shareholders,  those to develop  Director's functions until the first next Shareholders General Meeting takes place.

If a corporation is appointed as Director,  it should  nominate an individual as proxy in order to develop Director's functions.

Board of Directors would be duly  incorporated when personally or represented by other  Director,  with  assistance  of at least  half  plus one of its  members.
Representation  needs a  letter  to the  Chairman  of the  Board  to be  legally binding. Agreements would be adopted by Director's absolute majority.

Board  of  Directors  permanent  delegation  of  any or  all  legally  delegable faculties on an Executive  Commission or on one or several  Managing  Directors, and the  appointment of Directors for that purpose,  need favourable vote of two thirds of Board of  Directors  members,  and it will  have no  effect  until its registration at the Mercantile Registry.

Written  vote  without  physical  meeting  is legally  binding  if no  Directors objects.  Board of Directors  debates and  agreements  would be  registered in a
Minutes  Book,  being  duly  signed  by  Board  of  Directors' Chairman   and
Secretary. If tie, Chairman has casting vote.

Board  of  Directors  would  meet  if any of its  members  applies  to or if its
Chairman,  with that  function  inherent to its  appointment,  decides to or, if case, the persona who develops Chairman functions.

Board of  Directors  would  appoint,  between  its  members,  a  Chairman  and a
Secretary,   and  in  its  case,  a  Vice-Chairman  and  a  Vice-Secretary,   if
Shareholders  General  Meeting  did not made that  designation  of charges  when appointment  of  Directors  or if when  re-elected  they  developed  Chairman or
Secretary  functions (or Vice-Chairman or  Vice-Secretary  function if applies).
Secretary and  Vice-Secretary  could be no Directors and if they do not have the said condition they would not have right to vote. Secretary, and Vice-Secretary, even those with no Directors condition, would have certification faculty as well as faculty to execute public deeds.

Article 31.- Directors condition is free.

TITLE IV.- CORPORATE YEAR AND ANNUAL ACCOUNTS.

Article 32.- Financial year closes on each year December 31st.  Directors  would formulate the documents  ruled in the  Corporation  Act, in three months maximum term from corporate year closing date.

Once annual accounts are already approved and in the next month, annual accounts should be presented, joint with certification of annual account approval, to its legal registration at Mercantile Registry.

Article 33.-  Shareholders  General Meeting would be able to, once legal reserve is endowed and any other legal requirement is fulfilled,  apply year benefits to voluntary reserves,  investment founds or any other legally allowed destination.
The excess, if any, would be distributed  between  shareholders  proportional to their capital pay out per share.

Dividends payment would be subjected to legal dispositions.

Title V.- Dissolution and Liquidation.

Article 34.- Company's  dissolution  would take place when legal causes concur.
Merger and split periods are not considered in terms of liquidation  periods. If dissolution  Directors would be on charge of liquidation  terms with liquidators conditions, executing Shareholders General Meeting agreements on liquidation and split  matters  and  accordingly  to  regulation.  If  Director  are even number
Shareholders  General Meeting would appoint an extra liquidator in order to have an uneven liquidation body.

Article 35.- Residual  assets,  once  creditors  satisfied,  the amount of their credits  tendered,  and non due credits are duly secured,  would be  distributed between shareholders according to Company Act.